CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-4325) and Registration Statement on Form S-3 (No. 33-54657) of Coca-Cola Bottling Co. Consolidated of our report dated February 16, 1998 appearing in this Form 10-K.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Charlotte, North Carolina
March 25, 1998